Exhibit 23.6

CONSENT OF DAVID BEVERIDGE

In connection with the filing by Nidar Infrastructure Limited (the “Company”) of its Registration Statement (the “Registration Statement”) on Form F-4  (File No. 333-283189) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: June 30, 2025

/S/ DAVID BEVERIDGE
DAVID BEVERIDGE